UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report

(Date of earliest event reported)

January 24, 2005

THE GAP, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-7562	94-1697231
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Two Folsom Street San Francisco, California	94105
(Address of principal executive offices)	(Zip Code)

(650) 952-4400

(Registrant’s telephone number,

including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

Adoption of the Executive Management Incentive Compensation Award Plan

On January 25, 2005, the Board of Directors, upon the recommendation of its Compensation and Management Development Committee (the “Compensation Committee”), adopted the Executive Management Incentive Compensation Award Plan (the “Executive MICAP”). The Executive MICAP amends and restates the Executive Management Incentive Cash Award Plan approved by the shareholders at the 2004 annual meeting of shareholders. Changes to the Executive MICAP include the addition of Earnings Per Share and other new performance goals that may be used in making awards and the designation of stock-based and stock denominated units as acceptable forms of tender with which awards may be paid. The Executive MICAP will be submitted to the shareholders for approval at the 2005 annual meeting of shareholders in order for awards granted under the Executive MICAP to qualify for tax deductibility pursuant to Section 162(m) of the Internal Revenue Code. A copy of the Executive MICAP is attached hereto as Exhibit 10.1.

Adoption of Performance Goals for Fiscal 2005 Cash and Performance Unit Awards

On January 24 and 25, 2005, the Compensation Committee named those executive officers set forth below as participants eligible to earn cash and performance unit awards under the Executive MICAP based on performance during the 2005 fiscal year and established performance goals and target award percentages for each participant.

Cash Awards. The cash award payable under Executive MICAP to the named participants will be based on the financial performance of Gap Inc. and/or a division of the company. The weighting between the Gap Inc. and division financial performance goals as well as the base target award percentage (as a percentage of base salary) for cash awards for each named participant is as set forth below. The financial performance of a division or Gap Inc., as applicable, shall be based on the achievement of the following objective performance goals (each as defined in the Executive MICAP): 70% depends on the Earnings of the division or Gap Inc.; 20% depends on the Economic Profit of the division or Gap Inc.; and 10% depends on the Free Cash Flow of the division or Gap Inc. Actual cash awards payable under the Executive MICAP can range from 0 to 150% (0 to 100% for Donald G. Fisher) of a participant’s base salary depending upon the extent to which the financial performance of a division and/or Gap Inc. meets, exceeds or is below target.

Performance Unit Awards. Awards payable in performance units, issued pursuant to the Company’s 1996 Stock Option and Award Plan, to the named participants under Executive MICAP will be based 100% on year-over-year growth in Earnings Per Share of Gap Inc. (as defined in the Executive MICAP). The base target award percentage (as a percentage of base salary) for performance unit awards for each named participant is as set forth below. Actual performance unit awards payable under the Executive MICAP can have a value that ranges from 0 to 60% of a participant’s base salary depending upon the extent to which the growth in Earnings Per Share for Gap Inc. meets, exceeds or is below target. In determining the number of performance units awarded to each participant, the value of each performance unit shall equal the average of the high and low prices at which a share of the Company’s common stock traded on the date of award, rounded down to the nearest whole unit. Each performance unit award will be granted pursuant to the Gap Inc. Stock Award Agreement (as described below) and will be subject to vesting as determined by the Compensation Committee on the date of award.

	Cash Awards			Performance Unit Awards
Executive Officer	Base Target Percentage	Weight of Gap Inc. Financial Performance Goals	Weight of Divisional Financial Performance Goals	Base Target Percentage
Nick Cullen	75%	100%	0	30%
Donald G. Fisher	50%	100%	0	0
Anne Gust	75%	100%	0	30%
Jenny Ming	75%	30%	70% (Old Navy)	30%
Byron Pollitt	75%	100%	0	30%
Eva Sage-Gavin	75%	100%	0	30%

Gap Inc. Stock Award Agreement

On January 24, 2005, the Compensation Committee approved the form of the Gap Inc. Stock Award Agreement pursuant to which the Company shall grant performance units issued under the Company’s 1996 Stock Option and Award Plan. Under the agreement, the Company shall designate the applicable vesting date for each performance unit and will issue one share of common stock of the Company upon vesting of each performance unit. A copy of the form of the Gap Inc. Stock Award Agreement is attached hereto as Exhibit 10.2.

Automatic Grants of Stock Options to Non-Employee Directors

On January 25, 2005, the Board of Directors, pursuant to the authority set forth in Section 9.1.3 of the Company’s 1996 Stock Option and Award Plan changed the annual automatic stock option grant made to Non-employee Directors pursuant to Section 9.1.2 from an option to purchase 3,750 shares to an option to purchase 7,500 shares.

Item 1.02. Termination of a Material Definitive Agreement

Please see Item 1.01.

Item 9.01. Financial Statements and Exhibits

10.1	Executive Management Incentive Compensation Award Plan

10.2           Stock Award Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GAP, INC.
(Registrant)

Date: January 27, 2005	By:	/s/ Byron Pollitt
Byron Pollitt
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Executive Management Incentive Compensation Award Plan

10.2	Stock Award Agreement